Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-276631) of WiSA Technologies, Inc. (the “Company”) of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated April 1, 2024, relating to the consolidated financial statements of the Company, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ BPM LLP

San Jose, California

April 1, 2024